Press Release 1-28-2010

Unitrin Updates Status of Fireside Bank Run-off Plan

CHICAGO – (Business Wire) – January 28, 2010 – Unitrin, Inc. (NYSE:UTR – News) today updated the progress made in its previously announced plan to exit the automobile finance business and recoup its investment in Fireside Bank over the next several years (the “run-off plan”). Under the run-off plan, Fireside Bank no longer makes new loans, accepts new deposits or rolls over existing deposits. All branch locations have been closed other than the main office and the two collection call centers. Fireside Bank continues to collect outstanding loan balances and make interest payments and redemptions on outstanding certificates of deposit in the ordinary course of business.

Don Southwell, Unitrin’s Chairman, President and Chief Executive Officer, commented, “We are extremely pleased with the execution of our run-off plan thus far. We are confident that we will recover, over the next several years, the approximately $230 million of capital that we have invested in Fireside Bank. Since we announced our plan to exit the automobile finance business at the end of the first quarter, the Tier One Capital ratio at Fireside Bank has increased to a solid 21.3% at the end of 2009. Loan receivables have declined steadily from $1,125 million, down to $744 million at the end of 2009. The reserve for loan losses remains strong at 11.2% of loans outstanding. Cash and U.S Treasury and Agency investments now represent 31.4% of certificates of deposit outstanding. For 2010, we expect that the amount of automobile loan receivables and certificates of deposits outstanding will decline substantially, and Fireside Bank will report approximately break-even bottom line results.”

Mr. Southwell also noted, “Fireside Bank has successfully concluded the negotiation and execution of a consent order with the Federal Deposit Insurance Corporation (the “FDIC”) and Fireside Bank’s state regulators which formalizes most aspects of the runoff plan and provides for operational restrictions and reporting requirements that are appropriate in orderly wind down situations.” Mr. Southwell further commented, “We are also pleased that Fireside Bank’s consent order with the FDIC and its state regulators gives us the ability to conduct the run-off plan consistent with our objectives.”

Key metrics for the run-off plan are set forth in the table below, which compares the status of the plan at the end of 2009 with the plan’s approximate inception date.

	Dec. 31,	Mar. 31,
Dollars in Millions	2009	2009

Net Automobile Loan Receivables Outstanding	$744.1	$1,125.2

Loans 30 or more days delinquent:
Dollars	$76.1	$103.4
As a percentage of Reserve for Loan Losses	91.4%	91.0%

Reserve for Loan Losses:
Dollars	$83.3	$113.6
As a percentage of Net Automobile Receivables Outstanding	11.2%	10.1%

Cash and U.S. Treasury and Agency Investments	$214.0	$204.7

Certificates of Deposits:
Maturing in Less than One Year	$245.4	$425.3
Maturing in More than One Year	436.9	629.1

Total	$682.3	$1,054.4

Cash and U.S. Treasury and Agency Investments
as a percentage of Certificates of Deposits	31.4%	19.4%

Total Capital	$233.4	$229.6
Tier 1 Capital	$201.2	$207.2
Tier 1 Capital to total average assets	21.3%	15.6%
Tier 1 Capital to Net Automobile Loan Receivables Outstanding	27.0%	18.4%

This release contains information that includes or is based upon forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in the Company’s reports filed by the Company with the Securities and Exchange Commission (the “SEC”). No assurances can be given that the results contemplated in any forward-looking statements will be achieved at all or in any particular timetable, and the Company assumes no obligation to publicly correct or update any forward-looking statements as a result of any subsequent developments. However, readers are advised to consult any further disclosures the Company makes on related subjects in its SEC filings.

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin’s principal businesses are:

Kemper(1), which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet and employer-sponsored employee benefit programs and other affinity relationships,

Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

Unitrin’s Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

(1) Unitrin uses the registered trademark “Kemper” under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.

Additional information about Unitrin is available by visiting its website (www.unitrin.com).

Unitrin plans to issue a news release discussing its full year and fourth quarter results and file its annual report on Form 10-K after the market closes on Monday, February 1, 2010. SOURCE: Unitrin, Inc.

Unitrin, Inc. Frank J. Sodaro, (312) 661-4930 investor.relations@unitrin.com